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                                                     UNITED STATES                                           OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:     January 31, 2002
                                                      FORM 12b-25                                   Estimated average burden
                                                                                                    hours per response ..... 3.50
                                               NOTIFICATION OF LATE FILING                          -----------------------------
                                                                                                    -----------------------------
                                                                                                    COMMISSION FILE NUMBER

(Check One):  |X| Form 10-K |_| Form 20-F |_| Form 11-K |_| Form 10-Q |_| Form N-SAR                -----------------------------
                                                                                                    -----------------------------
                                                                                                             CUSIP NUMBER

     For Period Ended: ________________                                                             -----------------------------

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: 7/31/00

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

____________________________________________________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

____________________________________________________________________________________________________________________________________
Full Name of Registrant

        Leadville Mining & Milling Corp.
____________________________________________________________________________________________________________________________________
Former Name if Applicable


____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

        76 Beaver St., Ste 500, New York, NY 10005
____________________________________________________________________________________________________________________________________
City, State and Zip Code

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check appropriate box.)

        | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
        | (b) The  subject  annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR,
  |_|   |     or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the
        |     subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        |
        | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q,  N-SAR, or the transition report or portion thereof,  could not be filed within the prescribed time period.


        Accountants Financials Not Completed


                                    Potential  persons  who  are  to  respond  to  the
(Attach Extra Sheets if Needed.)    collection of  information  contained in this form
                                    are  not  required  to  respond  unless  the  form
                                    displays a currently valid OMB control number.


SEC 1344 (2-99)


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(1)  Name and telephone number of person to contact in regard to this notification

           Gifford A. Dieterle                                 212                                       344-2785
                  (Name)                                    (Area Code)                             (Telephone Number)

(2)  Have all other periodic reports  required under Section 13 or 15(d) of the Securities  Exchange
     Act of 1934 or Section 30 of the Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed?
     If the answer is no, identify report(s).                                                                 |X| Yes  |_| No

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(3)  Is it anticipated that any significant  change in results of operations from the  corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in
     the subject report or portion thereof?                                                                   |_| Yes  |X| No

     If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



====================================================================================================================================


                                               Leadville Mining & Milling Corporation
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    10/30/00                                                             By  /s/ Gifford A. Dieterle


INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                                                        GENERAL INSTRUCTIONS

1.   This form is required by Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934.

2.   One signed  original  and four  conformed  copies of this form and  amendments  thereto  must be  completed  and filed with the
     Securities and Exchange  Commission,  Washington,  D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The  information  contained in or filed with the form will be made a matter of public  record in the  Commission files.

3.   A manually signed copy of the form and amendments  thereto shall be filed with each national  securities  exchange on which any class of securities of the registrant is registered.

4.   Amendments to the  notifications  must also be filed on form 12b-25 but need not restate  information  that has been  correctly furnished. The form shall be clearly identified as an amended notification.

5.   Electronic  Filers.  This form shall not be used by  electronic  filers unable to timely file a report solely due to electronic difficulties.  Filers unable to submit a report within the time period  prescribed  due to  difficulties  in electronic  filing should comply with either Rule 201 or Rule 202 of  Regulation  S-T  (ss.232.201  or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).


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